                                   EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                     THREE MONTHS ENDED                NINE MONTHS ENDED
                                                          APRIL 30                         APRIL 30
                                                  1996                1995             1996         1995
                                           ------------------   -----------------  ------------  ----------

Primary:
 Average shares outstanding                     3,545,147           3,545,147        3,545,147    3,545,147

Net effect of dilutive common stock
  equivalents - based on treasury
  stock method (A)                                    ---                 102              ---       34,594
                                               ----------          ----------      -----------    ---------

Total weighted average number
  of common and common
  equivalent shares outstanding                 3,545,147           3,545,249        3,545,147    3,579,741
                                               ==========          ==========      ===========   ==========

Net income (loss)                              $  (89,450)         $   57,796      $(1,783,047)  $  217,060
                                               ==========          ==========      ===========   ==========

Per share amount                               $    (0.03)         $     0.02      $     (0.50)  $     0.06
                                               ==========          ==========      ===========   ==========

(A) Common stock equivalents are excluded in April 1996 periods due to antidilutive effect.